===============================================================================
                            SCHEDULE 14A INFORMATION
                               -----------------
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by Registrant  [x]

Filed by a Party other than the Registrant  [_]


Check the appropriate box:

[_]     Preliminary Proxy Statement

[x]     Definitive Proxy Statement

[_]     Definitive Additional Materials

[_]     Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

- ------------------------------------------------------------------------------
                               HUDSON FOODS, INC.
                (Name of Registrant as Specified in its Charter)
- ------------------------------------------------------------------------------

                               TOMMY D. REYNOLDS
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[x]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)  Title of each class of securities to which transaction applies:  N/A
       -------------------------------------------------------------------------
       (2)  Aggregate number of securities to which transaction applies:  N/A
       -------------------------------------------------------------------------
       (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1) N/A
       -------------------------------------------------------------------------
       (4)  Proposed maximum aggregate value of transaction:  N/A
       -------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount previously paid:  $0.00
       -------------------------------------------------------------------------
       (2)  Form, Schedule or Registration Statement No.:  N/A
       -------------------------------------------------------------------------
       (3)  Filing Party:  N/A
       -------------------------------------------------------------------------
       (4)  Date Filed:  N/A
       -------------------------------------------------------------------------

                               HUDSON FOODS, INC.
                                1225 HUDSON ROAD
                             ROGERS, ARKANSAS 72756


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               February 10, 1995


To the Stockholders of Hudson Foods, Inc.:

   Notice is hereby given that the Annual Meeting of Stockholders of Hudson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Continuing Education Center, East and Center Streets, Fayetteville, Arkansas, on Friday, February 10, 1995, at 10:00 a.m., local time, for the following purposes:

   1.    To elect eight directors to serve for the ensuing year.

   2. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

RECORD DATE

   Only stockholders of record at the close of business on December 13, 1994, will be entitled to vote at the Annual Meeting and any adjournments thereof.

   The Company's Proxy Statement and Annual Report are submitted herewith.

                                   By Order of the Board of Directors


                                            Tommy D. Reynolds
                                               Secretary

Rogers, Arkansas
January 5, 1995

                             YOUR VOTE IS IMPORTANT

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                              HUDSON FOODS, INC.
                               1225 HUDSON ROAD
                            ROGERS, ARKANSAS 72756


              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                    FEBRUARY 10, 1995 AND ANY ADJOURNMENTS


                   SOLICITATION AND REVOCABILITY OF PROXIES

   The enclosed proxy, for use only at the Annual Meeting of Stockholders to be held at the Continuing Education Center, East and Center Streets, Fayetteville, Arkansas, on Friday, February 10, 1995, at 10:00 a.m., local time, and any adjournments thereof, is solicited on behalf of the Board of Directors of Hudson Foods, Inc. (the "Company"). Such solicitation is being made primarily by mail, but may also be made in person or by telephone or telegraph by officers, directors and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

   Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by giving written notice to Tommy D. Reynolds, Secretary of the Company. A proxy may also be revoked by the execution of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted. Where a stockholder has specified a choice with respect to any matter to be acted upon at the meeting, such shares will be voted in accordance with the stockholder's wishes.

   The approximate date this Proxy Statement is first being mailed to stockholders is January 5, 1995.


                      OUTSTANDING STOCK AND VOTING RIGHTS

   At the Annual Meeting, each stockholder will be entitled to one vote for each share of Class A common stock, $.01 par value ("Class A common stock"), and ten votes for each share of Class B common stock, $.01 par value ("Class B common stock"), owned of record at the close of business on December 13, 1994. The outstanding stock of the Company as of December 13, 1994, totaled 13,222,092 shares of Class A common stock and 6,401,882 shares of Class B common stock. Votes may be cast in person or by proxy. The stock transfer books of the Company will not be closed.

   The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the director nominees while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant the proxy authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD AUTHORITY." If you wish your shares to be voted for some nominees and not for one or more of the others, indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) in the space provided on the form of proxy.

   Although shares represented by proxies containing abstentions or indicating broker non-votes will be considered as present at the meeting for purposes of determining the presence of a quorum, abstentions and broker non-votes will not otherwise be counted on any matters submitted to a vote at the meeting.


                             ELECTION OF DIRECTORS
                                   (ITEM 1)

NOMINEES

   The Company's By-Laws provide that the number of directors constituting the Board of Directors shall be not less than three nor more than 15, as determined by the Board of Directors. The Board's size is currently set at eight members.

   The Company's directors each serve for a term of one year and until their successors shall be elected and qualified. The following slate of eight nominees has been chosen by the Board of Directors, and the Board recommends that each be elected.

          Name             Age                             Experience
- -------------------------  ---  ----------------------------------------------------------------
James T. Hudson             70  Chairman of the Board and Chief Executive Officer of the
                                Company since its organization in February 1972.  President of the Company from its organization until October 1985.
                                Prior to 1972, was with Ralston Purina for 26 years, the last seven as Operating Director of the West Central Region.
                                Chairman of the Board of the National Broiler Council from
                                1982 to 1984.  Past President of the Arkansas Poultry
                                Federation.

Michael T. Hudson           47  President of the Company since October 1985; Chief
                                Operating Officer since August 1987.  Prior to joining the
                                Company in 1972, was employed for two years in the
                                Southeast Region of Ralston Purina's poultry operations.
                                Since joining the Company, has served as Vice President --
                                Sales, Vice President -- Sales and Marketing and Vice
                                President -- Production.  Director since 1972.

Charles B. Jurgensmeyer     51  Chief Financial Officer and Executive Vice President of the
                                Company.  Prior to joining Hudson in 1972, was employed in the West Central Region of Ralston Purina's poultry
                                operations for seven years, primarily in finance and accounting positions.  Has previously served as Secretary/Treasurer and
                                Controller of the Company.  Director since July 1985.

Elmer W. Shannon            73  Began service with the Company in 1972 as Marketing
                                Manager.  Retired as Vice President and Director of
                                Marketing in April 1984.  Subsequently retained by the
                                Company as a consultant.  Director since December 1986.



          Name             Age                             Experience
- -------------------------  ---  ----------------------------------------------------------------

Jerry L. Hitt               48  Physician.  Engaged in family practice at Rogers Medical
                                Center, Rogers, Arkansas since 1971.  Director since
                                November 1989.

Kenneth N. May              64  Consultant.  Vice President -- Research and Quality Assurance
                                of Holly Farms Foods, Inc. from September 1973 through
                                September 1985; President and Chief Executive Officer of
                                Holly Farms Foods, Inc. from October 1985 through January
                                1988; and Chairman and Chief Executive Officer of Holly
                                Farms Foods, Inc. from January 1988 through August 1989.
                                Subsequently retained by the Company as a consultant.
                                Director since December 1989.  Dr. May also serves as a
                                director of Embrex, Inc.

James R. Hudson             36  Vice President -- Director of Transportation Division of the
                                Company since September 1992.  Served as the Company's
                                Director of Fleet Operations from November 1984 until
                                August 1992.  Director since November 1992.  Previously
                                served as Director from July 1985 until December 1985.

Jane M. Helmich             43  Homemaker.  Director since November 1992.


   Each of the foregoing nominees is currently serving as a director of the Company and was elected at the Company's most recent Annual Meeting. Each nominee has been employed as described above for at least the past five years. James T. Hudson is the father of Michael T. Hudson, James R. Hudson and Jane M. Helmich; there are no other family relationships among the foregoing nominees. By reason of his ownership, directly and beneficially, of shares of the Company's Class A common stock and Class B common stock, James T. Hudson is deemed to be a control person of the Company. None of the companies or organizations listed opposite the name of any director above is a parent, subsidiary or affiliate of the Company.

   Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing nominees as directors. The Board of Directors does not contemplate that any of said nominees will be unable to stand for election, but should any nominee unexpectedly become unavailable for election, the persons named as proxies shall have the authority to vote for the election of any other person.

MEETINGS AND COMMITTEES

   The Board of Directors held four meetings in fiscal 1994. All directors were present for at least 75 percent of such meetings. The Company pays outside directors an annual fee of $10,000 and $500 plus expenses for each meeting attended.

   The Board maintains a standing Audit Committee; Dr. Hitt is currently its sole member. The Audit Committee is charged with annually reviewing transactions between the Company and its corporate officers and performing such additional duties as may be required by the rules of the New York Stock

Exchange or as may be specifically assigned from time to time by the Board. The Audit Committee held two meetings during fiscal 1994.

   The Company has a Compensation Committee whose primary function is to establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. This committee, comprised of James T. Hudson (Chairman), Michael T. Hudson and Charles B. Jurgensmeyer, held one meeting during fiscal 1994.

   The Company does not have a standing nominating committee. The Board nominates persons to stand for election as directors. The Board will consider suggestions for names of possible future nominees made in writing by stockholders and sent to the Secretary of the Company so that they are received on or before November 1 in any year.


                            PRINCIPAL STOCKHOLDERS

   The following table sets forth, as of December 13, 1994, the beneficial ownership of the Company's outstanding Class A common stock and Class B common stock by each of the Company's directors, each executive officer listed in the Summary Compensation Table, all directors and officers of the Company as a group, and each person other than a director known by the Company to be the beneficial owner of more than 5 percent of its outstanding Class A common stock or Class B common stock.

                                            CLASS A STOCK/(1)/                 CLASS B STOCK/(1)/
                                   ------------------------------------  ------------------------------
                                           NUMBER OF               PERCENT OF         NUMBER OF       PERCENT OF
                                          SHARES OWNED            CLASS OWNED       SHARES OWNED     CLASS OWNED
              NAME                        BENEFICIALLY           BENEFICIALLY       BENEFICIALLY    BENEFICIALLY
- ---------------------------------     --------------------       ------------       ------------    ------------

James T. Hudson                       6,138,835/(2)(3)(7)/           33.4%         6,400,000/(4)/      99.9%
Michael T. Hudson                       537,585/(3)(5)(7)/            3.9            500,000            7.8
Charles B. Jurgensmeyer                 554,624/(3)/                  4.2                 --             --
Elmer W. Shannon                         30,629/(3)/                   *                  --             --
Jerry L. Hitt                            13,500/(3)/                   *                  --             --
Kenneth N. May                           17,567/(3)/                   *                  --             --
James R. Hudson                         405,800/(3)(6)(7)/            3.0            400,000            6.2
Jane M. Helmich                         438,585/(3)(6)(7)/            3.2            400,000            6.2
Donard W. Perkins                        36,183/(3)/                   *                  --             --
All directors and officers as a       7,739,700                      38.9          6,400,000           99.9
 group (12 persons)

- -------------------------
* Less than 1 percent.

                  FOOTNOTES TO PRINCIPAL STOCKHOLDERS' TABLE

    /(1)/ Calculated based on 13,222,092 shares of Class A common stock outstanding and 6,401,882 shares of Class B common stock outstanding as of December 13, 1994. However, for purposes of computing the beneficial ownership of any individual, it was assumed that such individual had exercised all options and/or made all conversions by which that individual had the right, within 60 days following December 13, 1994, to acquire shares of Class A common stock.
The group total similarly assumes that all directors and officers had exercised their options and/or made conversions for shares of Class A common stock.

    /(2)/ James T. Hudson holds 100 shares of Class A common stock in his own name. He has rights under revocable proxies to vote 1,000,000 shares of Class A common stock, which are held in blocks of 500,000 each by Charles B. Jurgensmeyer and Gary L. Anderson. Mr. Hudson's wife holds 1,000 shares of Class A common stock in her own name. Because of the revocable proxies and Mrs. Hudson's stock ownership, Mr. Hudson is considered beneficially to own 1,001,000 shares of Class A common stock. Mr. Hudson has disclaimed beneficial ownership of those shares. Mr. Hudson also holds a total of 5,100,000 shares of Class B common stock, which may be converted at any time into a like number of shares of Class A common stock, and is thus considered to own the shares of Class A common stock into which his shares of Class B common stock may be converted.

    /(3)/ Includes shares of Class A common stock that the named individual may acquire within the next 60 days by exercise of stock options, in the following amounts: James T. Hudson, 37,285; Michael T. Hudson, 37,285; Charles
B. Jurgensmeyer, 37,285; Elmer W. Shannon, 8,000; Jerry L. Hitt, 13,000; Kenneth
N. May, 4,000; James R. Hudson, 5,800; Jane M. Helmich, 37,285 (through the exercise of options held by her husband, Larry E. Helmich); and Donard W. Perkins, 27,285.

    /(4)/ James T. Hudson holds 5,100,000 shares of Class B common stock in his own name. In addition, Mr. Hudson has rights under revocable proxies to vote another 1,300,000 shares, which are held in blocks of 400,000 each by James
R. Hudson and Jane M. Helmich, and 500,000 shares by Michael T. Hudson, and thus is considered a beneficial owner of those shares. James T. Hudson cannot convert those shares of Class B common stock to Class A common stock and, therefore, such shares are not attributed to him as Class A common stock. Mr. Hudson has disclaimed beneficial ownership of the shares for which he holds revocable proxies.

    /(5)/ Michael T. Hudson holds 300 shares of Class A common stock jointly with his children. In addition, Mr. Hudson holds 500,000 shares of Class B common stock, which may be converted at any time into a like number of shares of Class A common stock. Mr. Hudson is thus considered beneficially to own the shares of Class A common stock into which his shares of Class B common stock may be converted.

    /(6)/ James R. Hudson and Jane M. Helmich each hold 400,000 shares of
Class B common stock, which may be converted at any time into a like number of shares of Class A common stock. Mr. Hudson and Ms. Helmich are thus considered beneficially to own the shares of Class A common stock into which their shares of Class B common stock may be converted.

    /(7)/ Such person's address is 1225 Hudson Road, Rogers, Arkansas  72756.


                              EXECUTIVE OFFICERS

    James T. Hudson, Michael T. Hudson, Charles B. Jurgensmeyer, James R. Hudson, Donard W. Perkins, James B. Clemmons, Joe E. Campbell and Tommy D. Reynolds serve as executive officers of the Company. The first four named individuals also serve as directors, and are described above under the caption "Election of Directors."

    Donard W. Perkins, age 63, has served as Vice President -- Director of the Broiler Division since July 1988. Prior to joining the Company, he was Senior Vice President -- Processing, Sales & Marketing for Pilgrim's Pride Corporation from 1976 to May 1983; Vice President -- General Manager of Spring Valley (a division of Lane Poultry) from May 1983 to December 1986; and Senior Vice President --Processing, Sales & Marketing for Cagle's Inc. from December 1986 until his employment with the Company.

    James B. Clemmons, age 55, has served as President of the Ohse Foods Division since December 1987. Prior to joining Ohse Foods, he was Product Manager for the Frozen Food Division of Armour from 1980 to 1984; Senior Product Manager for the Frozen Food Division of Armour from 1984 to 1985; and General Manager for the Frozen Food Division of Armour from 1985 until his employment with the Company.

    Joe E. Campbell, age 64, has served as Vice President -- Director of Acquisitions since October 1994, and previously served as Director of Foodservice Operations since November 1989. Prior to joining Hudson he was Vice President and Chief Operating Officer for Holly Farms Food Service Inc. from 1980 to 1986, and President and Chief Executive Officer of Holly Farms Food Service Inc. from 1986 until his employment with the Company.

    Tommy D. Reynolds, age 41, has been employed by the Company since May 1979 in various accounting, auditing and finance positions. He has served as Secretary and Treasurer since October 1992, and previously served as Assistant Secretary and Assistant Treasurer since 1986. Mr. Reynolds is a certified public accountant in the state of Arkansas.


                             EXECUTIVE COMPENSATION

GENERAL

    The Company's philosophy is that total compensation programs for its Chief Executive Officer and other executives should be established by the process used for its other salaried employees, except that a larger portion of executive compensation should be tied directly to the performance of the business.

    The Company also believes that executive compensation should be subject to objective review. It is for this reason that the Compensation Committee of the Board of Directors (the "Committee") has been established. The Committee is comprised of James T. Hudson (Chairman), Michael T. Hudson and Charles B. Jurgensmeyer, all executive officers and directors of the Company. Operating within the guidance provided by the Board of Directors, the Committee's role is to assure that the compensation strategy of the Company is aligned with the interest of the stockholders, and the Company's compensation structure will allow for fair and reasonable base salary levels and the opportunity for senior executives to earn short-term and long-term compensation that reflects both Company and individual performance as well as industry practice.

    The following is a report submitted by the above listed committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the Company's Chief Executive Officer and its other executive officers for fiscal 1994.

REPORT OF COMPENSATION COMMITTEE

COMPENSATION POLICY

    The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. Base compensation is designed to ensure that the Company can attract and retain high caliber executive officers, and reflects the Company's assessment of compensation levels generally prevailing elsewhere in the market for services of persons performing similar duties. Measurement of corporate performance is primarily based on Company goals, industry performance levels and comparisons with the Company's results in prior years. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, or in which the Company's results improve in comparison to the results of prior years, executive compensation should be higher than in years in which performance is below expectations. Annual cash compensation, together with the payment of incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive compensation plans.

    In evaluating annual executive compensation, the Committee examines the Company's overall performance, focusing particularly on sales growth, net margin, return on average stockholders' equity, and the Company's current ratio and debt-to-equity ratio. These factors are compared with designated Company performance goals, prior years' performance and performance of several other publicly-traded companies in the industry. In addition, other factors are taken into consideration, such as cost of living increases, competitors' performance, as well as the individual executive officer's past performance and potential with the Company. Bonus compensation is also tied to performance goals, some of which are specific to the performance of various operating divisions within the Company.

FISCAL 1994 COMPENSATION

    For fiscal 1994, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) a bonus pool based upon the performance measurements described above, and (iii) contributions under the Company's broad-based Employee Stock Purchase Plan. Stock options are granted from time to time to members of management, based primarily on such person's potential contribution to the Company's growth and profitability. The Committee feels that options and other stock-based performance compensation arrangements are an effective incentive for managers to create value for stockholders since the value of an option bears a direct relationship to the Company's stock price. Contributions by the Company to the Employee Stock Purchase Plan are fixed as a percentage of employee participant contributions.

    The Company's objective is to obtain a financial performance that achieves several goals over time. Specifically, the Company seeks to achieve, over a five-year period, an average compound annual sales growth of 15 percent, an average 3 percent return on sales (net margin), and an average return on average stockholders' equity of 15 percent. Other financial goals are maintaining a current ratio of greater than 1.35 to 1 and a debt-to-equity ratio of less than 2 to 1. The philosophy underlying these goals is that unless targets are set aggressively, they will be too easily met and thus not serve to stimulate the performance the Company expects of its executives. Consequently, failure to achieve any one or more targets in a given year may, in the Committee's opinion, be more reflective of the high standards of achievement set by the Company than other factors.

    During fiscal 1994, the Company achieved sales growth of 13.1 percent over the prior year, a net margin of 2.6 percent, a return of 14.1 percent on average stockholders' equity and, at year-end, had a current ratio of 1.87 to 1 and a debt-to-equity ratio of 0.46 to 1. For the five-year period ended with fiscal 1994, the Company achieved an average compound annual sales growth of 10.9 percent, an average net margin of 1.4 percent, and an average return on average stockholders' equity of 8.0 percent. While fiscal 1994 performance did not achieve stated goals in several categories, the results reflected improvements from the five-year average figures.

    The performance oriented nature of the Company's compensation program is best exemplified by examining the salary paid to James T. Hudson, the Company's Chairman and Chief Executive Officer. See "CEO Compensation" below.

CEO COMPENSATION

    Mr. James T. Hudson has been Chairman and CEO of the Company since its inception in 1972. Consistent with the other executive officers, the structure of Mr. Hudson's compensation package reflects the philosophy of "total compensation and pay for performance" and includes components of both short and long-term Company performance. The components of Mr. Hudson's compensation package are reviewed annually and adjusted to reflect both the Company's overall performance and the compensation level perceived by the Committee to prevail among officers performing similar duties with other publicly traded companies.

    Specific performance targets are not fixed and evaluated, but the Committee pays special attention to Mr. Hudson's position as Chairman and CEO of the Company, the Company's overall performance and the strategic decisions of the Company in setting Mr. Hudson's compensation package. The Committee has the discretion to pay an incentive bonus or option grant whether or not any specific performance indicators are met.

CONCLUSION

    The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1994 adequately reflect the Company's compensation goals and policies.

                               James T. Hudson - Chairman
                               Michael T. Hudson
                               Charles B. Jurgensmeyer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Each director on the Compensation Committee is also an executive officer of the Company.

   The Company has entered into grower contracts involving poultry farms owned by certain of its officers and directors. The contracts provide for the placement of Company owned flocks on the farms during the grow-out phase of production. The contracts are identical to those entered into by the Company with nonrelated parties and are terminable at any time by the Company. The ownership of the farms and the aggregate amounts paid by the Company to members of the Compensation Committee under the grower contracts during fiscal 1994 are as follows: James T. Hudson (2 farms), $202,000; H&G Farms (50 percent owned by James T. Hudson), $160,000; Michael T. Hudson (1 farm), $74,000; and Charles B. Jurgensmeyer (1 farm), $52,000.

   James T. Hudson owns and leases to the Company two aircraft under separate agreements. A Cessna Citation III is leased on a month-to-month basis at a current rent of $68,000 per month. A Cessna 421 is leased at a rent of $500 per each hour of operation. Each lease provides that the Company shall be responsible for operating costs, insurance, maintenance and taxes. The Company's Board of Directors has determined that the aircraft lease arrangements are as favorable to the Company as those it could otherwise obtain. Mr. Hudson's total payment from the Company for the aircraft leases was $956,000 in fiscal 1994.

   The Company has periodically made cash advances to James T. Hudson. Such advances accrue interest at the cost of the Company's short-term borrowings at month end, plus 0.5 percent. The largest aggregate amount of these advances during fiscal 1994 was $217,000. At October 1, 1994, these advances totaled approximately $217,000. Additionally, the Company advances premium payments on a life insurance policy covering Mr. Hudson, such premiums to be repaid from the policy proceeds. At October 1, 1994, such premium payment advances totaled $3,933,000.

   On May 19, 1994, James T. Hudson purchased from the Company two lots at the Pinnacle Country Club for $120,000 each. These lots were previously purchased by the Company on October 4, 1991 and were sold to Mr. Hudson at the Company's cost.

SUMMARY COMPENSATION TABLE

   The following table sets forth certain summary information concerning the compensation paid by the Company to its Chief Executive Officer and each of the four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "named executive officers") during the fiscal years indicated.

                          SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION            LONG-TERM
                                         ----------------------------------  COMPENSATION
           NAME AND              FISCAL                        OTHER ANNUAL  ------------           ALL OTHER
      PRINCIPAL POSITION          YEAR    SALARY     BONUS     COMPENSATION   OPTIONS (#)        COMPENSATION/(1)/
- -------------------------------  ------  --------  ----------  ------------  --------------      -----------------

James T. Hudson                    1994  $475,000  $1,200,000     $36,704           --               $75,204
 Chief Executive Officer and       1993   450,000     400,000      47,184       15,000                68,934
  Chairman of the Board            1992   450,000          --      39,204           --                63,169

Michael T. Hudson                  1994   350,000     500,000      42,738           --                 1,900
 President and Chief               1993   325,000     350,000      25,536       15,000                 1,740
  Operating Officer                1992   325,000          --      54,048           --                 1,560

Charles B. Jurgensmeyer            1994   300,000     400,000       2,610           --                28,010
 Chief Financial Officer and       1993   275,000     300,000      10,716       15,000                19,780
  Executive Vice President         1992   275,000          --       3,972           --                11,350

Donard W. Perkins                  1994   180,000     334,800          --           --                13,725
 Vice President - Director of      1993   170,000     185,640          --        5,000                10,825
  Broiler Division                 1992   170,000          --          --           --                 8,275

James R. Hudson                    1994   168,000     250,000          --           --                    --
 Vice President - Director of      1993   160,000     200,000          --       15,000                    --
  Transportation Division          1992   150,000      18,254          --           --                    --


(1) Includes the following items of compensation:

 (a) Company's contribution to the named individual's retirement account in the following amounts: Charles B. Jurgensmeyer, $6,000 (fiscal 1994), $5,500 (fiscal 1993), $1,375 (fiscal 1992); and Donard W. Perkins, $3,600 (fiscal
     1994), $3,400 (fiscal 1993), $3,400 (fiscal 1992).

 (b) Dollar value benefit premium payments under split dollar life insurance policies covering the named individual for which the Company will be reimbursed for premiums paid, in the following amounts: James T. Hudson, $75,204 (fiscal 1994), $68,934 (fiscal 1993), $63,169 (fiscal 1992);
     Michael T. Hudson, $1,900 (fiscal 1994), $1,740 (fiscal 1993), $1,560
     (fiscal 1992); and Charles B. Jurgensmeyer, $5,510 (fiscal 1994), $2,280 (fiscal 1993), $2,100 (fiscal 1992).

 (c) Company's matching contribution to the named individual under the Company's Employee stock Purchase Plan in the following amounts: Charles B. Jurgensmeyer, $16,500 (fiscal 1994), $12,000 (fiscal 1993), $7,875 (fiscal
     1992); and Donard W. Perkins, $10,125 (fiscal 1994), $7,425 (fiscal 1993),
     $4,875 (fiscal 1992).

COMPENSATION PURSUANT TO PLANS

   Retirement Plan. The Company provides a 401(k) Retirement Plan (the "Retirement Plan") for the benefit of its employees. Participation in the Retirement Plan is by voluntary employee contributions. For a contribution not exceeding 4 percent of an employee's salary, the Company matches 50 percent of the amount contributed. The assets are invested under the terms of a trust administered by James T.

Hudson, Michael T. Hudson, Charles B. Jurgensmeyer and Kent A. Doss. Contributions for all executive officers as a group (8 persons) were $6,000 in fiscal 1992. Contributions for all employees (excluding executive officers) were $1,070,000 in fiscal 1994, $848,000 in fiscal 1993, and $717,000 in fiscal
1992.

   Executive Salary Deferral Plan. In July of 1992, the Company established its Executive Salary Deferral Plan, which is a non-qualified deferred compensation arrangement, exempt from certain restrictions imposed by the Internal Revenue Code on 401(k) plans. Participation in the Executive Salary Deferral Plan is limited to select management and highly compensated employees of the Company. Participants in the Executive Salary Deferral Plan may not participate in the Retirement Plan. Participants may contribute up to 10 percent of their gross pay to the Executive Salary Deferral Plan and the Company will match 50 percent of the first 4 percent of each participant's contribution. Assets are held in individual accounts for each participant and these accounts are held in a special trust. The trust assets will become subject to the claims of the Company's general creditors in the event of bankruptcy. The Company's contributions for all executive officers as a group (8 persons) were $19,000 in fiscal 1994, $16,000 in fiscal 1993 and $4,000 in fiscal 1992. Contributions for all employees (excluding executive officers) were $79,000 in fiscal 1994, $55,000 in fiscal 1993 and $12,000 in fiscal 1992.

   Salary Continuation Plan. The Company has entered into agreements with approximately 30 of its key employees providing for the payment of specified benefits in the event of the employee's retirement or death. Generally, a covered employee (or the employee's beneficiary) is entitled to receive a fixed sum annually for the 15 years following the employee's retirement or death. Benefits are not paid for an employee's retirement before reaching age 65, unless the Company's Executive Committee has approved the early retirement. In the event that voting control of the Company ceases to be held by the Hudson family, termination of a covered employee entitles the employee to receive the stated retirement benefits over periods ranging from 15 to 25 years beginning on the later of the employee's termination or attainment of age 55.

   The Salary Continuation Plan Agreements provide annual retirement or death benefits of $100,000 each for James T. Hudson, Michael T. Hudson, Charles B. Jurgensmeyer, James R. Hudson and Donard W. Perkins.

   Life Insurance. The Company maintains life insurance policies on its executives, including a split-dollar policy on James T. Hudson, Michael T. Hudson and Charles B. Jurgensmeyer, in which the beneficiaries have been selected by the executives. Upon the death of each of these executive officers, the Company will be reimbursed by the policy beneficiary to the extent of premiums paid by the Company.

   Employee Stock Purchase Plan. The Company's Amended and Restated 1990 Employee Stock Purchase Plan (the "Purchase Plan") allows participating full-time employees to purchase Class A common stock on the New York Stock Exchange at market prices. Purchases are made through regular payroll deductions, which may not be less than 1 percent nor more than 10 percent of the participant's gross earnings from the Company. The Company will, subject to certain restrictions in the Purchase Plan, annually contribute in cash and/or Class A common stock up to 15 percent of each participant's aggregate contributions to the Purchase Plan during the preceding ten years, except with respect to any contributions that have been withdrawn by the participant. The Company pays all administrative costs and brokerage commissions. The Purchase Plan was adopted in July 1990, became effective on the first day of fiscal 1991 and was amended in December, 1992, to qualify for an exemption from the automatic application of Section 16 of the Securities Exchange Act.

   Of the approximately 8,900 employees eligible to participate in the Purchase Plan, 831 were participants as of the last day of fiscal 1994. The Company's contributions for all executive officers as a group (8 persons) were $49,000 in fiscal 1994, $36,000 in fiscal 1993 and $24,000 in fiscal 1992. The Company's aggregate matching contributions for all employees (excluding executive officers) were $366,000 in fiscal 1994, $254,000 in fiscal 1993, and $179,000 in fiscal 1992.

   Stock Option Plan.   The Company's Second Amended and Restated 1985 Stock
Option Plan (the "Option Plan") has reserved 1,200,000 and 300,000 shares of Class A common stock for issuance under the incentive stock option portion and the non-qualified stock option portion, respectively. Under the Option Plan, a committee of the Board of Directors may grant to "key" employees options to purchase shares of Class A common stock at a price which is no less than 100 percent of the fair market value of such shares on the date of grant (110 percent in the case of individuals holding 10 percent or more of the Company's Class A common stock). "Key" employees are determined by the committee, and may include directors, executive officers, and other officers and employees of the Company and its subsidiaries. Options must expire no later than the tenth anniversary of the date of grant. Subject to those conditions, the exercise price and the duration of options granted are set by the committee. There were no stock options granted by the Company in fiscal 1994.

   During fiscal 1994, the Company did not make any awards, other than those described above, pursuant to any long-term incentive plans. The Company did not reprice any of its options during fiscal 1994.

   The following table sets forth the options exercised, the value realized and the fiscal year-end value of unexercised options for each of the named executive officers.

                  AGGREGATED OPTION EXERCISES IN FISCAL 1994
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                         VALUE OF UNEXERCISED
                                                                  OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                                             FISCAL YEAR-END (#)          FISCAL YEAR-END /4/
                           SHARES ACQUIRED    VALUE       --------------------------  --------------------------
          NAME             ON EXERCISE (#)   REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- -------------------------  ----------------  --------     -----------  -------------  -----------  -------------

James T. Hudson                    --             --       34,285/1/      9,000/1/     $534,879      $136,710
Michael T. Hudson                  --             --       34,285/1/      9,000/1/      534,879       136,710
Charles B. Jurgensmeyer            --             --       34,285/1/      9,000/1/      534,879       136,710
Donard W. Perkins                  --             --       26,285/2/      3,000/2/      411,619        45,570
James R. Hudson                31,485       $404,726        2,800/3/      9,000/3/       43,750       136,710

- -------------------
/1/ Messrs. James T. Hudson, Michael T. Hudson and Charles B. Jurgensmeyer's options consist of the following:

     - 14,285 shares granted on April 28, 1988, at $7.00 per share, expiring April 28, 1998, of which 14,285 shares are exercisable.
     - 14,000 shares granted on October 1, 1990, at $7.125 per share, expiring October 1, 1995, of which 14,000 shares are exercisable.
     - 15,000 shares granted on October 5, 1992, at $7.56 per share, expiring October 5, 1997, of which 6,000 shares are exercisable.

  /2/  Mr. Donard W. Perkins' options consist of the following:

       - 14,285 shares granted on April 28, 1988, at $7.00 per share, expiring April 28, 1998, of which 14,285 shares are exercisable.
       - 10,000 shares granted on October 1, 1990, at $7.125 per share, expiring October 1, 1995, of which 10,000 shares are exercisable.
       - 5,000 shares granted on October 5, 1992, at $7.56 per share, expiring October 5, 1997, of which 2,000 shares are exercisable.

  /3/  Mr. James R. Hudson's options consist of the following:

       - 2,800 shares granted on October 1, 1990, at $7.125 per share, expiring October 1, 1995, of which 2,800 shares are exercisable.
       - 9,000 shares granted on October 5, 1992, at $7.56 per share, expiring October 5, 1997, of which no shares are exercisable.

  /4/ Amounts represent the excess of the market value over the exercise price as of October 1, 1994.

                              COMPANY PERFORMANCE

  The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's 500 Stock Index ("S&P 500") and an index of peer companies selected by the Company (the "Peer Group").

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
         AMONG HUDSON FOODS INC., S&P 500 INDEX AND PEER GROUP INDEX

                                 Hudson
Measurement period               Foods       S&P 500     Peer Group
(Fiscal Year Covered)             Inc.       Index         Index
- ---------------------           --------     --------    ----------

Base period 9/89                $100.00      $100.00       $100.00

   9/90                         $ 52.86      $ 90.76       $ 69.88

   9/91                         $ 55.41      $119.04       $ 77.36

   9/92                         $ 57.19      $132.20       $ 85.20

   9/93                         $ 80.16      $149.39       $107.99

   9/94                         $170.97      $154.89       $128.20


  The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the Peer Group and the S&P 500 is based on the stock price or composite index at the end of fiscal 1989.

  The above graph compares the performance of the Company with that of the S&P 500, and the Peer Group with the investment weighted on market capitalization. The Peer Group consists of WLR Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., Golden Poultry Company, Inc. and Cagle's, Inc. These companies were approved by the Compensation Committee.


                             CERTAIN TRANSACTIONS

  The Company has entered into grower contracts involving poultry farms owned by certain of its officers and directors. The contracts provide for the placement of Company-owned flocks on the farms during the grow-out phase of production. The contracts are identical to those entered into by the Company with nonrelated parties and are terminable at any time by the Company. The ownership of the farms and the aggregate amounts paid by the Company under the grower contracts during fiscal 1994 are as follows: James T. Hudson (2 farms), $202,000; H&G Farms (50 percent owned by James T. Hudson), $160,000; Michael T. Hudson (1 farm), $74,000; Charles B. Jurgensmeyer (1 farm), $52,000; James R. Hudson and Larry E. Helmich (1 farm, joint ownership), $97,000; and Elmer W. Shannon (1 farm), $104,000.

  Larry E. Helmich has been an employee of the Company since 1979. For fiscal 1994, Mr. Helmich received salary and bonus totaling $385,000. Mr. Helmich served as a member of the Board of Directors from July 1985 until December 1985, and continues to serve as the General Manager of the Noel Complex in Noel, Missouri. Mr. Helmich is the husband of Jane M. Helmich, the son-in-law of James T. Hudson and the brother-in-law of Michael T. Hudson and James R. Hudson.

  James T. Hudson was a party to other certain transactions with the Company during fiscal 1994. See "Executive Compensation Committee Interlocks and Insider Participation."


                            SECTION 16 REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it with respect to fiscal 1994, or written representations from certain reporting persons, the Company believes that all directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities have complied in a timely fashion with their reporting obligations under Section 16(a) for fiscal 1994.

                            AUDITORS TO BE PRESENT

  The Company employs Coopers & Lybrand L.L.P. of Tulsa, Oklahoma as its principal independent public accountants. A representative of Coopers & Lybrand is expected to attend the Annual Meeting and will have the opportunity to make a statement. The representative will also be available to respond to appropriate questions.


                               VOTING PROCEDURES

  Nominees for the Board of Directors of the Company will be elected by a plurality of the votes of shares of all classes of common stock present in person or represented by proxy at the Annual Meeting. Stockholder votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company's transfer agent, Chemical Trust Company of California in Los Angeles, and the results will be announced by the transfer agent at the Annual Meeting.


                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held on February 9, 1996 must be received by the Company on or before September 6, 1995, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

  The Company's By-Laws require that for business to be properly brought before the Annual Meeting by a stockholder, the Company's Secretary must receive a written proposal for the consideration of such business at least 120 days prior to the scheduled meeting date. Any stockholder who wishes to bring business before an Annual Meeting should contact the Company for additional information as to the procedures to be followed.


                       ADDITIONAL INFORMATION AVAILABLE

  UPON WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 1994 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF DECEMBER 13, 1994, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY.

                                 OTHER MATTERS

  So far as now known, there is no business other than that described above to be presented to the stockholders for action at the Annual Meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

  STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                       By Order of the Board of Directors



                               Tommy D. Reynolds
                                   Secretary

January 5, 1995

                               HUDSON FOODS, INC.
              PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS FOR
               ANNUAL MEETING OF STOCKHOLDERS, FEBRUARY 10, 1995


   The undersigned hereby constitute(s) and appoint(s) James T. Hudson and Charles B. Jurgensmeyer as Proxies, each with the power to appoint his substitute, and hereby authorizes the Proxies, or either of them, to represent and vote as designated on the reverse side all of the shares of common stock of Hudson Foods, Inc. held of record by the undersigned on December 13, 1994, at the Annual Meeting of Stockholders to be held on February 10, 1995, and any adjournment thereof.


                            PLEASE SEE REVERSE SIDE


                            [Reverse of Proxy Card]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                        _______________
                                            COMMON


1. ELECTION OF DIRECTORS                Nominees: James T. Hudson; Michael T.
                                        Hudson; Charles B. Jurgensmeyer;
      FOR         WITHHOLD              Elmer W. Shannon; Jerry L. Hitt;
      all        AUTHORITY              Kenneth N. May; James R. Hudson; and
    Nominees  for all Nominees          Jane M. Helmich.

                                        To withhold authority to vote for any
      [_]           [_]                 individual Nominee, write that
                                        Nominee's name on the line below.

                                        ______________________________________

                                        Please mark, sign, date and promptly
                                        return this proxy card in the
2. IN THEIR DISCRETION on any other     enclosed envelope.  Please sign
matter which may properly come          exactly as your name(s) appear(s) on
before the meeting, including any       your stock certificate(s).  When
adjournment thereof.                    shares are held by joint tenants,
                                        both should sign.  When signing as
   FOR  AGAINST  ABSTAIN                attorney, executor, administrator,
                                        trustee, or guardian, please give
   [_]    [_]      [_]                  full title as such.  If a
                                        corporation, please sign in full
                                        corporate name by President or other
                                        authorized officer.  If a
                                        partnership, please sign in
                                        partnership name by authorized person.


                                        Dated:__________________________, 1995


                                        ______________________________________
                                                      Signature


                                        ______________________________________
                                              Signature if held jointly


          PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK.